      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1999


                             REGISTRATION STATEMENT NOS. 333-77271, 333-77271-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                               ON FORM S-3 UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

      PATRIOT AMERICAN HOSPITALITY, INC.                   WYNDHAM INTERNATIONAL, INC.
 (Exact Name of Registrant as Specified in its    (Exact Name of Registrant as Specified in its
                   Charter)                                         Charter)
                   DELAWARE                                         DELAWARE
 (State or Other Jurisdiction of Incorporation    (State or Other Jurisdiction of Incorporation
               or Organization)                                 or Organization)
                  94-0358820                                       94-2878485
     (I.R.S. Employer Identification No.)             (I.R.S. Employer Identification No.)
             1950 Stemmons Freeway                            1950 Stemmons Freeway
                  Suite 6001                                       Suite 6001
               Dallas, TX 75207                                 Dallas, TX 75207
                (214) 863-1000                                   (214) 863-1000
    (Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's
                                  Principal Executive Office)
               JAMES D. CARREKER                                JAMES D. CARREKER
            Chief Executive Officer                 Chairman of the Board and Chief Executive
      Patriot American Hospitality, Inc.                             Officer
             1950 Stemmons Freeway                         Wyndham International, Inc.
                  Suite 6001                                  1950 Stemmons Freeway
               Dallas, TX 75207                                    Suite 6001
                (214) 863-1000                                  Dallas, TX 75207
                                                                 (214) 863-1000
   (Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for
                                            Service)

                            ------------------------

                                   Copies to:

                             GILBERT G. MENNA, P.C.
                          MARTIN CARMICHAEL III, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                      EXCHANGE PLACE BOSTON, MA 02109-2881
                                 (617) 570-1000
                            ------------------------

    Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement is intended to be the combined prospectus relating also to 43,245,475 shares registered and remaining unsold under the registration statements on Forms S-3 (Nos. 333-58705, 333-58705-1 and 333-65339, 333-65339-1) previously filed by the registrant and declared effective by the Commission.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
               PRELIMINARY PROSPECTUS DATED               , 1999


                       PATRIOT AMERICAN HOSPITALITY, INC.
                       111,245,475 SHARES OF COMMON STOCK
                          WYNDHAM INTERNATIONAL, INC.
                       111,245,475 SHARES OF COMMON STOCK

    This prospectus covers the sale of up to 111,245,475 shares of common stock of Patriot American Hospitality, Inc. and common stock of Wyndham International, Inc., which are paired and traded together as one unit.

    We may sell shares of paired common stock through one or more underwriters. The underwriters may sell shares in a firm commitment underwritten offering, to one or more investors at a fixed price, from time to time on the New York Stock Exchange at market prices and/or through other methods. Information describing specific sales will be contained in a prospectus supplement.

    PaineWebber Financial Products Inc., NationsBanc Mortgage Capital Corporation and UBS AG, London Branch are underwriters in connection with the sales of shares of paired common stock delivered in settlement of the forward equity transactions described in this prospectus.

    You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make sales of shares of our paired common stock unless accompanied by a prospectus supplement.


    The New York Stock Exchange lists our paired common stock under the symbol "PAH." On May 10, 1999, the reported closing sale price of our paired common stock was $5.00 per share. Our address is 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, and our telephone number is (214) 863-1000.


    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN MATERIAL RISKS RELEVANT TO AN INVESTMENT IN OUR SHARES OF PAIRED COMMON STOCK.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                The date of this prospectus is            , 1999

                             AVAILABLE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information electronically with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy any of the reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available from the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and from the Internet site maintained by the SEC at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This prospectus is part of a registration statement we filed with the SEC to register shares of paired common stock. It does not repeat important information that you can find in our registration statement or in the reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and that later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below.

    We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares of paired common stock covered by this registration statement.


    1. Annual Report on Form 10-K/A No. 1 of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal year ended December 31, 1998 (Nos. 001-09319, 001-09320);



    2. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated: (1) January 5, 1998 (filed January 13, 1998);
(2) February 9, 1998 (filed February 12, 1998); (3) March 23, 1998 (filed March 30, 1998); (4) April 2, 1998 (filed April 8, 1998); (5) April 20, 1998 (filed
April 22, 1998); (6) May 27, 1998, as amended (filed May 27, 1998 and Mary 28,
1998); (7) June 2, 1998, as amended (filed June 17, 1998, August 6, 1998 and March 26, 1999); (8) November 9, 1998, as amended (filed November 9, 1998 and November 10, 1998); (9) November 30, 1998 (filed November 30, 1998); (10)
December 16, 1998 (filed December 16, 1998); (11) December 16, 1998 (filed December 18, 1998); (12) December 20, 1998 (filed December 22, 1998); (13)
January 29, 1999 (filed February 4, 1999); (14) February 16, 1999 (filed February 16, 1999); (15) March 2, 1999 (filed March 2, 1999); and (16) February 26, 1999 (filed March 3, 1999); (17) March 26, 1999 (filed March 26, 1999); and
(18) March 26, 1999, as amended (filed March 29, 1999 and May 10, 1999); and


    3. The description of our paired shares contained or incorporated by reference in our registration statement on Form 8-A, as amended (Nos. 001-09319, 001-09320).

    You may request a copy of these filings, but not the exhibits filed with them, at no cost by writing or telephoning us at the following address: 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, attention: Shareholder Relations (Telephone No. (214) 863-1000). You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of paired shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

    This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference are discussed in "Risk Factors."

                              CERTAIN DEFINITIONS

    We operate under a REIT structure involving several companies and partnerships. In this prospectus and in any supplement to this prospectus, the following terms have the following meanings:

    "Companies" means the Corporation and the Operating Company.

    "Corporation" means all of the following:

       - Patriot American Hospitality, Inc.

       - PAH GP, Inc. and PAH LP, Inc., which are wholly-owned subsidiaries of Patriot American Hospitality, Inc.

       - Patriot American Hospitality Partnership, L.P.

       - All subsidiaries of PAH GP, Inc., and Patriot American Hospitality Partnership, L.P.

    "Operating Company" means all of the following:

       - Wyndham International, Inc. (formerly known as Patriot American Hospitality Operating Company)

       - Wyndham International Partnership, L.P. (formerly known as Patriot American Hospitality Operating Partnership, L.P.)

       - All subsidiaries of Wyndham International, Inc. and Wyndham International Partnership, L.P.

    "Operating Partnership" means Wyndham International Partnership, L.P.

    "Partnerships" means the Operating Partnership and the Realty Partnership.

    "Realty Partnership" means Patriot American Hospitality Partnership, L.P.

                                  RISK FACTORS


    Before investing in our paired shares, you should carefully consider the following risk factors. Additionally, you should carefully review other information contained in this prospectus and the information incorporated by reference in this prospectus, including "Business and Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear on pages 3 through 26 and pages 35 through 56, respectively, of our annual report on Form 10-K/A No. 1 for the fiscal year ended December 31, 1998.


THERE ARE RISKS RELATING TO THE PROPOSED EQUITY INVESTMENT AND THE RELATED
  RESTRUCTURING.

    On February 18, 1999, the Corporation, the Operating Company, the Realty Partnership, the Operating Partnership and affiliates of each of Apollo Real Estate Advisors III, L.P., Apollo Management IV, L.P., Thomas H. Lee Company, Beacon Capital Partners, L.P. and Rosen Consulting Group entered into a securities purchase agreement pursuant to which the investors will purchase up to $1 billion of a newly-issued series B convertible preferred stock of the Operating Company.

    Under the terms of the securities purchase agreement, we are required to complete a restructuring of our existing paired share REIT structure as a condition to the investment by the investors. We cannot assure you that we will be able to complete the restructuring plan within the required timetable. The proposed restructuring plan includes the following transactions: (1) the Corporation will merge into a wholly-owned subsidiary of the Operating Company,
(2) the Pairing Agreement between the Corporation and the Operating Company will terminate, and (3) the Corporation will terminate its status as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), effective January 1, 1999.

    The risks associated with the proposed equity investment and the restructuring include, but are not limited to, the following:

    - The equity investment, if consummated, will have a dilutive effect on the Operating Company's net income per share of the Operating Company's common stock. Under certain circumstances, the conversion price for the series B convertible preferred stock may be adjusted downward and such adjustments will have further dilutive effects on our existing stockholders.

    - If the equity investment is consummated, the investors will have substantial voting control over the Companies.

    - If we complete the restructuring, the Corporation will no longer be a REIT under the Code and will be subject to federal income taxes as a C corporation. As a C corporation, the Corporation will no longer be required to pay dividends and will likely decide to pay a substantially lower dividend or no dividend to its common stockholders.

    - We will pay quarterly dividends on the series B convertible preferred stock at a rate of 9.75% per year, partly in cash and partly in additional shares of preferred stock. The percentage of the dividends payable in cash will initially be 30% and will decrease to 19.8% over time. If funds are not available, we will have to borrow funds to pay the cash dividends. Additionally, payment of dividends in additional shares of preferred stock may have dilutive effects on our other stockholders.

IF WE DO NOT COMPLETE THE EQUITY INVESTMENT, THERE WILL BE NEGATIVE
  CONSEQUENCES.

    If our stockholders do not approve the equity investment or if the equity investment is not made, there will be several potential negative consequences:

    - If the equity investment is not made, we will not be able to cash settle the forward transactions, and if we are required to settle the forward transactions in stock, there will be severely dilutive effects on our capital stock. See "--The forward equity transactions may severely dilute our capital stock."

    - If the equity investment is not made by June 30, 1999, approximately $1.0 billion of debt will mature. Our currently proposed new credit facility is conditioned on the closing of the equity investment, and if the equity investment does not close by June 30, 1999, we will have to raise capital from another source or sell assets to produce proceeds sufficient to pay these debt maturities. If this happens, we cannot assure you that financing would be available to us on satisfactory terms.

    - If the equity investment is not made, we may have to sell significant amounts of assets, including resort properties or Operating Company managed properties in major cities, to meet debt maturities. Such sales could negatively impact our strategy to expand our brand recognition and build our hotel portfolio.

    - If the equity investment is not made, we would have to secure other sources of capital to fund our hotel development programs. In the absence of available capital, we may have to terminate or reduce our development activities. Any termination of development activities may result in our forfeiture of deposits or other funds.

THERE MAY BE ADVERSE EFFECTS IF WE FAIL TO SPIN-OFF INTERSTATE'S THIRD-PARTY
  HOTEL MANAGEMENT BUSINESS.


    On May 27, 1998, we and Interstate Hotels Company entered into a settlement agreement with Marriott International, Inc. The settlement agreement was subsequently amended on August 26, 1998, October 29, 1998, January 6, 1999, March 11, 1999 and April 23, 1999. This agreement addressed certain claims asserted by Marriott in connection with the Corporation's then proposed merger with Interstate. The settlement agreement provided for the dismissal of litigation brought by Marriott, and allowed the Corporation's merger with Interstate to close on June 2, 1998.


    In addition to dismissing the Marriott litigation, the settlement agreement provides for three principal transactions: (1) the re-branding of ten Marriott hotels under the Wyndham name, (2) the assumption by Marriott of the management of ten Marriott hotels formerly managed by Interstate for the remaining term of the Marriott franchise agreement, and (3) the divestiture by us of Interstate's third-party management business. We expect to convert the ten Marriott hotels to the Wyndham brand over the next approximately 15 months. We must distribute equity stock of the subsidiary conducting Interstate's third-party management business to our stockholders (the "Spin-Off") on or prior to May 14, 1999. We plan to complete the Spin-Off by May 14, 1999, but we can not assure you that we will be able to complete the Spin-Off as scheduled.

    If we do not complete the Spin-Off within the time table set forth above, Marriott will be entitled to receive 110% of the fees otherwise due under the submanagement agreements with respect to the ten hotels Marriott will manage pursuant to the submanagement arrangement described above. Additionally, we will be subject to other penalties, including Marriott's right to purchase, subject to third-party consents, the hotels to be submanaged by Marriott and six additional Marriott hotels owned by us at their then appraised values. Moreover, subject to any defenses we may have, we would owe Marriott liquidated damages with respect to the hotels converted to the Wyndham brand, those to be submanaged by Marriott, and the six additional Marriott hotels Marriott would have the option to purchase. We also anticipate that Marriott would require third-party owners of our Marriott-branded hotels to choose an alternative manager for their hotels. As a result, each respective hotel would either: (1) lose the Marriott brand, at which time we would have to compensate Marriott for any lost franchise fees or (2) terminate the management contract with us and enter into a contract with an alternative manager. We would owe liquidated damages on any third-party Marriott-franchised hotel which chooses to convert its brand. We cannot assure you that if we fail to complete the Spin-Off as scheduled, cash will be available to pay the additional fees and liquidated damages.

THE FORWARD EQUITY TRANSACTIONS MAY SEVERELY DILUTE OUR CAPITAL STOCK.


    We are parties to forward equity contracts with three counterparties involving the sale of an aggregate of 13.3 million paired shares, with related price adjustment mechanisms. Our aggregate obligation under the forward equity transactions was approximately $323.5 million at May 10, 1999. As of such date, we had delivered an aggregate of 84.7 million paired shares to the counterparties as collateral (including 4.0 million paired shares delivered as dividends on collateral shares) in addition to approximately 12.5 million original shares still owned by the counterparties or their affiliates.



    We currently intend to settle in full all of the forward transactions with part of the proceeds of the equity investment described above. If the forward transactions are settled in cash, the counterparties must deliver to us the paired shares then owned or held by them as collateral under the respective forward agreements. However, we cannot assure you that the equity investment will be completed as planned. If we do not complete the equity investment, we will not be able to cash settle the forward transactions and the forward counterparties will likely require us to settle these transactions in paired shares, which would have severely dilutive effects on our capital stock.



    On February 28, 1999, all three counterparties agreed, subject to specified conditions, not to require settlement under their respective forward agreements or to sell paired shares in connection with the forward agreements until the earlier of (a) the closing of the equity investment and (b) June 30, 1999. Each of the agreements provided that the standstill obligation would terminate if, among other events, the price of the paired shares fell below a specified threshold. As of the date hereof, the price of the paired shares has fallen below these thresholds. As a result, each of the forward counterparties has the right to require an immediate settlement of its forward equity transaction. We cannot assure you that the forward counterparties will not sell paired shares or require settlement.


    If we are required to settle one or more of the forward transactions, we may settle them by delivering either cash or paired shares. Unless we complete the equity investment, sources of cash would not currently be available for us to make cash settlements. Moreover, we cannot assure you that our bank lenders would consent to any cash settlements prior to the closing of the equity investment.


    Generally, we may settle by delivering paired shares only if a registration statement covering such paired shares is effective. Prior to the time when the registration statement of which this prospectus is a part becomes effective, there are effective registration statements covering the sale by the three forward counterparties of up to 40,000,000 paired shares and the sale by UBS of an additional 4,000,000 paired shares (of which 754,525 paired shares were sold by UBS in December 1998) in connection with the forward equity transactions. If, and when, the registration statement of which this prospectus is a part becomes effective, there will be 111,245,475 paired shares covered by effective registration statements, representing approximately 14,000,000 paired shares more than the total number of paired shares currently owned or held as collateral by the forward counterparties. We cannot assure you that these registration statements will remain effective or that we will not be required to register more paired shares in connection with the forward equity transactions. Given the current market price of the paired shares, any settlement in paired shares would have severely dilutive effects on our capital stock. Based on the $5.00 closing price of the paired shares on May 10, 1999 and assuming an average of 2% selling expenses, the forward counterparties would have to sell approximately 66 million paired shares to settle all of the forward equity transactions in full. The number of shares required would substantially increase if the market price of the paired shares decreases as a result of the sales of paired shares by the forward counterparties. If any of the counterparties sells paired shares, the conversion price of the preferred stock to be issued to the investors will be adjusted downward to the extent that the price recognized by us on the sale is less than $8.75 per share.

THERE ARE TAX RISKS RELATING TO THE CORPORATION'S QUALIFICATION AS A REIT AND
  THE POSSIBLE TERMINATION OF REIT STATUS.

    We operate the Corporation in a manner designed to permit it to qualify as a REIT under the Code, but we cannot assure you that the Corporation has operated or will be able to continue to operate in a manner so as to so qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT like the Corporation that owns hotels and leases them to an operating company with which its stock is paired. Qualification as a REIT also involves determination of various factual matters and circumstances not entirely within our control or not susceptible to legal opinion. Qualification of the Corporation as a REIT also generally depends on the REIT qualification of Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"), for periods prior to July 1, 1997, at which time Patriot merged with the Corporation (formerly known as California Jockey Club), with the Corporation being the surviving corporation (the "Cal Jockey Merger"). See "Certain Federal Income Tax Considerations--REIT Qualification."

    On February 8, 1999, we entered into an agreement regarding the equity investment. In connection with this investment and the required restructuring transactions, the Corporation would become a subsidiary of the Operating Company and convert from a REIT to a C corporation. Termination of REIT status would have a retroactive date of January 1, 1999. Consummation of the equity investment is subject to numerous conditions, including approval by the Corporation's stockholders.

    If the equity investment is consummated in 1999 as planned, or if the Corporation otherwise terminates its REIT status beginning in 1999, the Corporation will be subject to tax as a C corporation in 1999 and subsequent years. Therefore, the Corporation will be subject to federal income tax (including any applicable alternative minimum tax) at regular corporate tax rates. Distributions to stockholders will no longer be deductible or required, and the amount of distributions is likely to be reduced. The termination of the Corporation's REIT status will also cause the Corporation to permanently lose its special status as a grandfathered paired share REIT under the rules described below, and the Corporation will be disqualified from re-electing REIT status for the four taxable years following the year during which REIT qualification is lost.

    If the Corporation failed to qualify as a REIT for any year prior to 1999 or any subsequent taxable year despite its intention to qualify as a REIT, the Corporation would also be taxed as a C corporation beginning in such year. The Corporation would therefore be subject to federal income tax, would lose its status as a grandfathered paired share REIT and would be disqualified from re-electing REIT status for the four taxable years following the year during which REIT qualification is lost.

    EXEMPTION FROM ANTI-PAIRING RULES; RECENT LEGISLATION LIMITS USE OF PAIRED
     SHARE STRUCTURE


    The Corporation's ability to qualify as a REIT for current and prior years is and has been dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) of the Code would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as the Operating Company. Subject to the discussion below regarding recent legislation, the "grandfathering" rules governing Section 269B generally provide, however, that Section 269B(a)(3) does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting the application of this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise. Moreover, although the Corporation's and the Operating Company's respective predecessors, California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows"), were paired on June 30, 1983, if for any reason Cal Jockey failed to qualify as a REIT in 1983 the benefit of the grandfathering rule would not be available to the Corporation and the Corporation would not qualify as a REIT for any taxable year.

    Our ability to utilize the paired structure is limited as a result of the Internal Revenue Service Restructuring and Reform Act of 1998 (the "Reform Act"), which was signed into law on July 22, 1998. Included in the Reform Act is a freeze on the grandfathered status of paired share REITs such as the Corporation. Under this legislation, the anti-pairing rules provided in the Code apply to real property interests acquired after March 26, 1998 by the Companies, or by a subsidiary or partnership in which a ten percent or greater interest is owned by the Companies (a "10-percent subsidiary"), unless (1) the real property interests are acquired pursuant to a written agreement that was binding on March 26, 1998 and at all times thereafter or (2) the acquisition of such real property interests was described in a public announcement or in a filing with the SEC on or before March 26, 1998. Under an exception to the foregoing rule, a corporation subject to federal income taxation will not be treated as a 10-percent subsidiary of the Corporation, although it may nevertheless be treated as 10-percent subsidiary of the Operating Company. In addition, the grandfathered status of any property under the foregoing rules will be lost if rent payable under a lease or the renewal of a lease with respect to such property is determined to exceed an arm's length rate. The Reform Act also provides that a property held by the Companies that is not subject to the anti-pairing rules will become subject to such rules in the event of an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200 percent of (A) the undepreciated cost of the property (prior to the improvement) or (B) in the case of property acquired where there is a substituted basis, the fair market value of the property on the date it was acquired by the Companies. There is an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect on December 31, 1999 and at all times thereafter. The Reform Act generally permits us to continue our current method of operations with respect to our existing assets. However, the legislation restricts our ability to operate newly acquired assets within our paired share structure.

    We considered various alternatives, including a possible recapitalization or restructuring of our operations, in response to the passage of the Reform Act. On September 16, 1998, we announced that our respective Boards of Directors had elected to maintain our paired share structure. We will therefore remain subject to the constraints of the paired share legislation, which will limit our ability to acquire new assets or make substantial improvements to existing properties that do not fall within the grandfathering rules described above. Unless the Corporation terminates its REIT status in connection with the equity investment or otherwise, we intend to monitor our activities and operations on an ongoing basis for purposes of complying with the new legislation and maintaining the Corporation's REIT qualification. However, issues may arise under the legislation with respect to which there is little or no authority or other guidance.


    Because certain corporate subsidiaries of a REIT are not treated as 10-percent subsidiaries, the legislation permits us to hold newly acquired assets in taxable subsidiaries, and until such time as we terminate our REIT status we intend to proceed with future acquisition opportunities by establishing taxable subsidiaries on an as-needed basis. Our use of such a structure is subject to REIT income and asset test limitations for so long as we retain our REIT status. Those income and asset test limitations could prevent us from making acquisitions or dispositions that might otherwise be beneficial, or could require us to sell or otherwise dispose of assets in unfavorable market conditions or in a transaction subject to income tax, including the tax on built-in gains inherited from a C corporation. See "Federal Income Tax Considerations--REIT Qualification--Built-In Gain Tax." Moreover, because the Corporation, as a REIT, may not hold 10% or more of the voting securities of a corporate issuer, voting control of such subsidiaries will generally be held by the Operating Company or by individual officers and/or directors of the Companies. In addition, the taxable income generated by taxable subsidiaries would be subject to income taxes. See "Certain Federal Income Tax Considerations-- Effects of Compliance with REIT Requirements."

    If we retain our REIT status, there can be no assurance that the constraints imposed by the new legislation and the REIT qualification requirements will not have an adverse effect on us.


    POTENTIAL REALLOCATION OF INCOME

    Due to the paired share structure, the Companies are and will be controlled by the same interests. As a result, the Internal Revenue Service (the "IRS") could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them and their respective subsidiaries if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. We would have to take into account any such adjustments in determining whether the Corporation qualified as a REIT. As a result, such adjustments could affect the Corporation's ability to qualify as a REIT. In addition, any challenge to the pricing of intercompany transactions could raise issues under recent legislation affecting paired share companies and therefore could affect the Corporation's ability to qualify as a REIT. See "--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

    ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS


    In order to qualify as a REIT, the Corporation is generally required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, if the Corporation acquires assets from a taxable C corporation in a merger or other tax-free transaction at a time when the Corporation qualifies as a REIT (including the January 5, 1998 acquisition by merger of Wyndham Hotel Corporation and the June 2, 1998 acquisition by merger of Interstate Hotels Company) and during the ten-year period following such acquisition the Corporation disposes of any such assets, then the Corporation will be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets (determined as of the date of the acquisition of the assets) that the Corporation recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Certain Federal Income Tax Considerations--REIT Qualification--Built-In Gain Tax." The Corporation is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.



    If we retain our REIT status, differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the hotel industry could require the Corporation to borrow funds on a short-term basis to meet the 95% distribution requirement or avoid the nondeductible excise tax.



    Distributions by the Companies will be determined by our Boards of Directors and depend on a number of factors, including the amount of cash available for distribution and the financial condition of the Companies, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Corporation if it retains its REIT status) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains (in the case of the Corporation), nontaxable return of capital, or a combination thereof. We will provide stockholders with annual statements as to the taxability of distributions.


                   DESCRIPTION OF FORWARD EQUITY TRANSACTIONS

    We are parties to forward equity transactions with three counterparties involving the sale of an aggregate of 13.3 million paired shares, with related price adjustment mechanisms, as described below.

Our aggregate obligation under the forward transactions was approximately $321.9 million at April 12, 1999. As of such date, we had delivered an aggregate of
84.7 million shares to the counterparties as collateral (including 4.0 million paired shares delivered as dividends on collateral shares) in addition to approximately 12.5 million original shares still owned by the counterparties or their affiliates.

    We currently intend to settle in full all of the forward transactions with the proceeds of the equity investment. If we settle the forward transactions in cash, the counterparties must deliver to us all paired shares then owned by them or held by them as collateral under the respective forward agreements. However, we cannot assure you that the equity investment will be completed as planned. If we do not complete the equity investment, we will not be able to cash settle the forward transactions and the forward counterparties will likely require us to settle these transactions in paired shares, which would have severely dilutive effects on our capital stock.

    As described in "Risk Factors--The forward equity transactions may severely dilute our capital stock," each of the counterparties has the right to require an immediate settlement of its forward equity transaction, but as of the date hereof, none of the counterparties has made any sale of paired shares (other than the sale of 754,525 paired shares by UBS in December 1998) or required settlement of its forward transaction. However, we cannot assure you that the forward counterparties will not sell paired shares or require settlement in the future.

DESCRIPTION OF TRANSACTIONS

    PAINEWEBBER. On April 6, 1998, we entered into a forward equity transaction with PaineWebber Incorporated and PaineWebber Financial Products Inc. Pursuant to a Purchase Agreement dated as of April 6, 1998, we sold to PaineWebber 5,150,000 paired shares at a purchase price of $27.01125 per share, which reflected a 2% discount to the last reported sale price of the Paired Shares on April 3, 1998, for net proceeds of approximately $139,100,000. We used the net proceeds to repay existing indebtedness. The paired shares purchased by PaineWebber represent approximately 2.15% of the outstanding paired shares as of the date of this prospectus.

    In connection with PaineWebber's purchase of paired shares, we entered into a Purchase Price Adjustment Mechanism Agreement, dated as of April 6, 1998, with PaineWebber. The terms of the Purchase Price Adjustment Mechanism Agreement were amended by agreements dated July 30, 1998, August 14, 1998, September 15, 1998, September 30, 1998, October 22, 1998, February 1, 1999 and February 28, 1999.


    As of April 12, 1999, our obligation to PaineWebber under the forward transaction was approximately $150.0 million. This obligation equals the product of the 5,150,000 paired shares owned by PaineWebber times PaineWebber's per share reference price, which is equal to $27.5625 plus a forward accretion reflecting an imputed return at the London Interbank Offered Rate (LIBOR) plus a spread ranging from 140 basis points to 500 basis points, minus an adjustment to reflect distributions on PaineWebber's owned paired shares. Because the price of the paired shares has dropped significantly since the issuance of PaineWebber's shares, we have from time to time delivered additional paired shares to PaineWebber as collateral. To date, we have delivered a total of 40,189,575 paired shares to PaineWebber as collateral (including 1,892,956 paired shares delivered as dividends on collateral shares). We adjust this number every two weeks so that the value (based on the latest paired share closing price) of the owned shares and collateral shares held by PaineWebber equals 125% of our obligation to PaineWebber. In addition, we have agreed to deliver to PaineWebber paired shares worth up to $8,437,711 in exchange for the Interstate shares which PaineWebber will receive in the Spin-Off. PaineWebber will hold these paired shares as additional collateral under its forward equity agreement with us. If we settle the PaineWebber forward transaction in cash, PaineWebber must return to us all of its purchased shares and all of the collateral shares.

    Under the forward agreement, we have a choice of settling our obligation by paying cash or delivering paired shares to PaineWebber. If we settle in shares, the forward agreement provides that PaineWebber shall sell the shares to the public until the proceeds of such sales have satisfied our forward obligation. PaineWebber must return to us any collateral shares still held by it after such time. As discussed below, generally we may settle in shares only if we have on file with the SEC an effective registration statement covering the sale of such shares.

    NATIONS. On February 26, 1998, we entered into a forward equity transaction with a subsidiary of NationsBank Corporation. Pursuant to a Purchase Agreement dated as of February 26, 1998, we sold to Nations 4,900,000 paired shares at a purchase price of $24.8625 per share, which reflected a 2.5% discount from $25.50, the last reported sale price of the paired shares on February 25, 1998, for net proceeds of approximately $121,800,000. We used the net proceeds to repay existing indebtedness. The paired shares purchased by Nations represent approximately 2.04% of the outstanding paired shares as of the date of this prospectus.

    In connection with Nations' purchase of paired shares, we entered into a Purchase Price Adjustment Mechanism, dated as of February 26, 1998, with Nations. The terms of the Purchase Price Adjustment Mechanism were amended by agreements dated August 14, 1998, November 23, 1998, December 10, 1998, January 4, 1999, February 1, 1999 and February 28, 1999.


    As of April 12, 1999, our obligation to Nations under the forward transaction was approximately $133.1 million. This obligation equals the product of the 4,900,000 paired shares owned by Nations times Nations' per share forward price, which is equal to $25.50 plus a forward accretion representing an imputed return at LIBOR plus a spread ranging from 150 basis points to 500 basis points, minus an adjustment to reflect distributions on Nations' owned paired shares. Because the price of the paired shares has dropped significantly since the issuance of Nations' shares, we have from time to time delivered additional paired shares to Nations as collateral. To date, we have delivered a total of 35,285,009 paired shares to Nations as collateral (including 1,654,516 paired shares delivered as dividends on collateral shares). We adjust this number every two weeks so that the value (based on the latest paired share closing price) of the owned shares and collateral shares held by Nations equals 125% of our obligation to Nations. In addition, we have agreed to deliver to Nations paired shares worth up to $7,478,445 in exchange for the Interstate shares which Nations will receive in the Spin-Off. Nations will hold these paired shares as additional collateral under its forward equity agreement with us. If we settle the Nations forward transaction in cash, Nations must return to us all of its purchased shares and all of the collateral shares.


    Under the forward agreement, we must settle in cash at maturity (which will be the earlier of the closing of the equity investment or June 30, 1999), but otherwise we have a choice, subject to certain restrictions, of settling our obligation by paying cash or delivering paired shares to Nations. Generally, to settle in paired shares we would deliver to Nations paired shares equal in value (valued (1) at the dollar volume weighted average price for the paired shares, excluding the last thirty minutes of trading, over a 100-trading-day unwind period or (2) at the net proceeds realized by Nations upon sales of paired shares under the forward transactions, depending on the method of settlement chosen by Nations) to our obligation at the time of settlement. Nations must return to us any collateral shares still held by it after the unwind period has ended. As discussed below, generally we may settle in shares only if we have on file with the SEC an effective registration statement covering the sale of such shares.

    UBS. On December 31, 1997, we entered into a forward equity transaction with UBS Limited and Union Bank of Switzerland, London Branch, whose successor in interest is UBS AG, London Branch acting through its agent, Warburg Dillon Read LLC. Pursuant to a Purchase Agreement dated as of December 31, 1997, we sold to UBS 3,250,000 paired shares at a purchase price of $28.8125 per share (the last reported sale price of the paired shares on December 30, 1997), for approximately

$91,800,000 in net proceeds. We used the net proceeds to repay existing indebtedness. We also paid UBS a placement fee of 2%, or approximately $1,900,000. The paired shares purchased by UBS represent approximately 1.36% of the outstanding paired shares as of the date of this prospectus.

    In connection with UBS's purchase of paired shares, we entered into a Forward Stock Contract, dated as of December 31, 1997, with UBS. The terms of the Forward Stock Contract were amended by agreements dated August 14, 1998, September 11, 1998, December 14, 1998, December 18, 1998, December 22, 1998, January 4, 1999, January 29, 1999 and February 28, 1999.


    As of April 12, 1999, our obligation to UBS under the forward transaction was approximately $38.8 million. This obligation equals the product of the 3,250,000 paired shares originally purchased by UBS times UBS's per share forward price, which is equal to $28.8125 plus a forward accretion reflecting an imputed return at LIBOR plus a spread ranging from 140 basis points to 500 basis points, minus an adjustment to reflect distributions on UBS's owned paired shares and certain other payments by us to UBS. Because the price of the paired shares has dropped significantly since the issuance of UBS's shares, we have from time to time delivered additional paired shares to UBS as collateral. To date, we have delivered a total of 9,155,938 paired shares to UBS as collateral (including 414,886 paired shares delivered as dividends on collateral shares). We adjust this number every week so that the value (based on the latest paired share closing price) of the owned shares and collateral shares held by UBS equals 125% of our obligation to UBS. In addition, we have agreed to deliver to UBS paired shares worth up to $2,168,332 in exchange for the Interstate shares which UBS will receive in the Spin-Off. UBS will hold these paired shares as additional collateral under its forward equity agreement with us. If we settle the UBS forward transaction in cash, UBS must return to us all of its purchased shares and all of the collateral shares.


    Under the forward agreement, we have a choice of settling our obligation by paying cash or delivering paired shares to UBS. If we deliver shares in settlement, the forward agreement provides that UBS shall sell the shares to the public until the proceeds of such sales have satisfied the forward obligation. UBS must return to us any collateral shares still held by it after such time. As discussed below, generally we may settle in shares only if we have on file with the SEC an effective registration statement covering the sale of such shares.

POTENTIAL ADVERSE EFFECTS OF SETTLEMENT OF THE FORWARD EQUITY TRANSACTIONS

    We may settle the forward transactions by delivering either cash or paired shares. Generally, we may settle by delivering paired shares only if a registration statement covering such paired shares is effective. Prior to the time when the registration statement of which this prospectus is a part becomes effective, there are currently effective registration statements covering the sale by the three forward counterparties of up to 40,000,000 paired shares and the sale by UBS of an additional 4,000,000 paired shares (of which 754,525 paired shares were sold by UBS in December 1998) in connection with the forward equity transactions. If and when the registration statement of which this prospectus is a part becomes effective, there will be 111,245,475 paired shares covered by effective registration statements, representing approximately 14,000,000 paired shares more than the total number of paired shares currently owned or held as collateral by the forward counterparties. We cannot assure you that these registration statements will remain effective or that we will not be required to register more paired shares in connection with the forward equity transactions. In addition, given the current market price of the paired shares, any settlement in paired shares would have severely dilutive effects on our capital stock. The dilutive effects will increase if the market price of the paired shares decreases as a result of the sales of paired shares by the forward counterparties.

    If we were required to settle one or more of the forward transactions in cash, sources of cash would not currently be available for us to make those payments. Moreover, we cannot assure you that our bank lenders would consent to any cash settlements prior to the closing of the equity investment.

    Additionally, if any of the counterparties sells paired shares, the conversion price of the preferred stock to be issued to the investors in the equity transaction will be adjusted downward to the extent that the price we recognize on the sale is less than $8.75 per paired share.

                                USE OF PROCEEDS

    The net proceeds from the sale of paired shares by PaineWebber, Nations and UBS will be used to settle the PaineWebber, Nations and UBS transactions, as more specifically described in the prospectus supplement relating to each offer and sale of paired shares. The net proceeds to us from the sale of the 13,300,000 shares of Paired Common Stock, after deducting discounts and offering expenses, in the transactions referred to under "Description of Forward Equity Transactions" were approximately $352.7 million. We used the net proceeds to repay outstanding indebtedness under our then existing $900 million revolving credit facility. Our $900 million revolving credit facility expires in July 2000 and bears interest at LIBOR plus 100 to 200 basis points (depending on our leverage ratio or investment grade ratings received from the rating agencies) or a customary alternate base rate announced from time to time plus 0 to 50 basis points (depending on our leverage ratio). Borrowings had been made under the credit facility to repay borrowings by the Corporation's predecessor under a previous line of credit.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of certain provisions that currently govern the United States federal income tax treatment of the Corporation and its U.S. Stockholders (as defined below in "-- Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders") as well as certain other tax considerations for U.S. holders of paired shares. The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure" for a discussion of recent legislation affecting the Companies' ability to utilize their paired share structure and qualify as a REIT. No attempt has been made to comment on all United States federal income tax consequences that may be relevant to stockholders of the Companies. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder of the Companies. References to the "Corporation" in this section regarding certain federal income tax considerations include only Patriot American Hospitality, Inc. and references herein to the "Operating Company" include only Wyndham International, Inc., unless in either case the context otherwise requires.

    THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF PAIRED SHARES SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. STOCKHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS OF THE COMPANIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES.

REIT QUALIFICATION


    If certain detailed conditions imposed by the provisions of the Code are met, entities such as the Corporation that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations may qualify to be treated as a REIT, in which case they generally are not taxed at the corporate level on their "real estate investment trust taxable income" or net capital gain that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and stockholder levels) that ordinarily results from the use of corporations.


    We have operated the Corporation in a manner intended to allow it to qualify as a REIT. However, as discussed below, the securities purchase agreement entered into on February 18, 1999, relating to the equity investment contemplates that the Corporation will terminate its status as a REIT effective January 1, 1999. If this equity investment is consummated, or if the Corporation otherwise terminates its REIT status or fails to qualify as a REIT, the Corporation will be subject to federal income taxation as if it were a domestic corporation, and the Corporation's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, distributions to stockholders will no longer be deductible or required, and the amount of such distributions is likely to be reduced. Unless entitled to relief under certain Code provisions, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost and would permanently lose its special status as a grandfathered paired share REIT. Failure of the Corporation's predecessor, Patriot, to have qualified as a REIT also could cause the Corporation to be disqualified as a REIT and/or subject the Corporation to significant tax liabilities.

    Investors should be aware that if the proposed equity investment is completed as planned, the Corporation intends to terminate its REIT status effective January 1, 1999. Nonetheless, because of the possibility that the Corporation may still seek to retain its REIT status beyond December 31, 1998, and because the Corporation would owe significant amount of unpaid taxes if it were determined it failed to qualify as a REIT at any time prior to January 1, 1999, the following discussion includes certain federal income consequences associated with the Corporation's status as a REIT.



    Goodwin, Procter & Hoar LLP, special tax counsel to the Corporation, has previously rendered an opinion to the Corporation to the effect that commencing with the taxable year ending December 31, 1983 to the date of such opinion, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that as of the date of such opinion the Corporation's proposed method of operation would enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by us on or about the date of such opinion as to factual matters, including representations regarding the nature of our properties and the future conduct of our business. Any inaccuracy in such assumptions and representations (including as a result of our activities subsequent to the date of the opinion, such as the closing of the equity investment or a decision by us to otherwise terminate our REIT status) could adversely affect this opinion. Qualification and taxation as a REIT depends upon the Corporation's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review our compliance with those tests. Moreover, testing the Corporation's compliance with the REIT qualification requirements involves the application of highly technical and complex Code provisions, including the recently enacted paired share legislation, for which there are only limited, if any, judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status." In addition, some of these Code provisions, such as the provisions regarding the characterization of the Corporation's property as other than "dealer property," and the characterization of loans by the Corporation as debt for tax purposes, require factual determinations not susceptible to legal opinion. The Code provisions requiring the distribution of earnings and profits as determined for federal income tax purposes (the "E&P") inherited from C corporations depends on our accurate calculation of such amounts, which calculations could be challenged by the IRS. The opinion of Goodwin, Procter & Hoar LLP necessarily relies on representations from us and assumptions as to these factual determinations. Finally, qualification as a REIT also depends on the determination of various factual matters and circumstances not entirely within our control. Accordingly, no assurance can be given that the Corporation has satisfied and will satisfy the REIT qualification tests on a continuing basis.


    IMPACT OF PROPOSED EQUITY INVESTMENT ON REIT STRUCTURE

    On February 18, 1999, we entered into an agreement regarding the equity investment. In connection with the equity investment and the required restructuring transactions, the Corporation would become a subsidiary of the Operating Company and convert from a REIT to a C corporation. The termination of REIT status would have a retroactive date of January 1, 1999. The consummation of this investment is subject to numerous other conditions, including approval by the Corporation's stockholders.

    If the equity investment is consummated in 1999 as planned, or if the Corporation otherwise terminates its REIT status beginning in 1999, the Corporation will be subject to tax as a C corporation in 1999 and subsequent years. Therefore, the Corporation will be subject to federal income tax

(including any applicable alternative minimum tax) at regular corporate tax rates. Distributions to stockholders will no longer be deductible or required, and the amount of such distributions is likely to be reduced. Any amounts distributed will be subject to the general rules governing distributions from a C corporation. The termination of the Corporation's REIT status will also cause the Corporation to permanently lose its special status as a grandfathered paired share REIT and the Corporation will be disqualified from re-electing REIT status for the four taxable years following the year in which REIT status is lost.

    Because consummation of the equity investment and the termination of REIT status remains subject to the satisfaction of numerous conditions, this discussion of federal income tax consequences, except as explicitly noted, summarizes the provisions governing the treatment of the Corporation and its stockholders assuming that the Corporation continues to operate so as to qualify as a REIT.

    PAIRED SHARES; TAX LEGISLATION

    Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to the Corporation and the Operating Company, then the Corporation would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this grandfathering rule, Section 269B(a)(3) does not apply to the Corporation, subject to the limitations imposed by recent legislation discussed below. There are, however, no judicial or administrative authorities interpreting this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise, and this interpretation, as well as the opinion of Goodwin, Procter & Hoar LLP regarding the Corporation's qualification as a REIT, is based solely on the literal language of the statute. Moreover, if for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the grandfathering rule would not be available to the Corporation, and the Corporation would not qualify as a REIT for any taxable year.

    Our ability to utilize the paired structure is limited as a result of the Reform Act, which was signed into law on July 22, 1998. The Reform Act includes a freeze on the grandfathered status of paired share REITs such as the Corporation and generally requires us to modify our method of operations with respect to newly acquired assets. In September 1998, we announced that we elected to maintain our paired share structure despite the anti-pairing rules contained in the Reform Act. Therefore, we will continue to be subject to the constraints of the new legislation, which will limit our ability to acquire new assets or make substantial improvements to our existing properties. See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status --Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

    POTENTIAL REALLOCATION OF INCOME

    Due to the paired share structure, the Companies are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status--Potential Reallocation of Income." In addition, any challenge to the pricing of intercompany transactions could raise issues under recent legislation affecting paired share companies and therefore could affect the Corporation's ability to qualify as a REIT. See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."

    BUILT-IN GAIN TAX

    Under certain circumstances, if the Corporation recognizes gain on the disposition of an asset acquired from a C corporation (including the assets acquired from Wyndham Hotel Corporation or Interstate Hotels Company) during the ten-year period beginning on the date of the acquisition, then to the extent of the asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition over its then tax basis), the Corporation will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. The Corporation would be required to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain the Corporation's qualification as a REIT. The foregoing assumes that the Corporation makes an election pursuant to IRS Notice 88-19 with respect to the acquisition. If the election is not made, the aggregate amount of built-in gain with respect to each of the two mergers would be subject to tax in the year of acquisition. We have made and will generally make the election pursuant to the IRS Notice 88-19 if such election is available.

    CLASSIFICATION OF THE REALTY PARTNERSHIP AS A PUBLICLY TRADED PARTNERSHIP

    Section 7704 of the Code treats certain "publicly traded partnerships" as corporations. If the Realty Partnership were taxed as a corporation under these rules, the Corporation would be disqualified as a REIT. A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." The Realty Partnership relies on restrictions on transfers and redemptions of limited partner interests in order to avoid being taxed as a corporation under Section 7704 of the Code. The Operating Partnership relies on similar restrictions to avoid taxation as a corporation. There can be no assurance that efforts to avoid taxation as a corporation under these provisions have been or will be successful.

EFFECTS OF COMPLIANCE WITH REIT REQUIREMENTS

    INCOME TESTS

    In general, in order to qualify as a REIT, the Corporation must derive at least 95% of its gross income from real estate sources and certain passive investments, and the Corporation must derive at least 75% of its gross income from real estate sources. Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, the Corporation generally leases its hotels to lessees (including the Operating Company). Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined low level. In addition, all leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether the Corporation's leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position. The Corporation (excluding certain corporate subsidiaries) also may not provide services, other than customary services and de minimis non-customary services, to the lessees or their subtenants.

    Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The Charters are therefore designed to prevent a stockholder of the Corporation from owning Corporation stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company and the Operating Partnership). Thus, the Corporation should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which the Corporation has no knowledge, will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.


    Even if the Corporation retains its REIT status, the Corporation has engaged and will from time to time engage in activities that generate nonqualifying income. The Corporation's foreign investments could generate foreign currency gains which also would not constitute qualifying income. In addition, real estate assets acquired after March 26, 1998, that are not grandfathered under the recently enacted paired share legislation generally would generate nonqualifying income. The Corporation may reduce the amount of nonqualifying income by holding such assets through corporate subsidiaries subject to income tax. See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure." However, if the Operating Company also holds an interest in any such taxable subsidiary, then the Corporation might be required to take into account as nonqualifying income any revenues attributable to the Operating Company's interest in such subsidiary. Under the paired share legislation, nonqualifying income also generally includes interest income received with respect to intercompany mortgage loans (including loans made to the Operating Company or taxable subsidiaries), unless the rate of interest does not exceed an arm's-length rate or certain grandfathering rules apply. Until we terminate our REIT status, we intend to monitor and manage our activities and investments so that the amount of nonqualifying income does not exceed applicable limits. There can be no assurance, however, that our efforts will be successful.


    ASSET TESTS


    The REIT requirements limit the value of the non-real estate assets held by the Corporation. The asset tests also prevent the Corporation from holding 10% or more of the voting securities of a corporate issuer. Because of the constraints imposed by recently enacted legislation, until we terminate our REIT status the Corporation might use taxable corporate subsidiaries to hold newly acquired real estate assets. See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status--Exemption from Anti-Paring Rules; Recent Legislation Limits Use of Paired Share Structure." The stock and unsecured debt securities of any such subsidiary will be treated as a non-real estate asset for REIT asset test purposes. However, we may reduce the value of the stock of such subsidiaries through the use of mortgage loans made by the Corporation to the subsidiary. In addition, because the Corporation, for so long as it qualifies as a REIT, may not hold 10% or more of the voting securities of a corporate issuer, voting control of such subsidiaries will generally be held by the Operating Company or by individual officers and/or directors of the Companies.



    The asset tests must be satisfied at the close of each quarter (or, to the extent not satisfied at the close of the quarter, within the 30-day period following the close of the quarter). Although the Corporation holds and will continue to hold substantial non real estate assets, and also holds or will hold at times voting securities in excess of the 10% limit, until we terminate our REIT status we intend to monitor the Corporation's assets so that it does not hold assets in violation of the applicable limits on the relevant testing dates (or the expiration of applicable cure periods). There can be no assurance, however, that the IRS will not challenge the Corporation's compliance with these tests. If the Corporation holds assets in violation of applicable limits, it would be disqualified as a REIT.

    OTHER RESTRICTIONS

    In addition to the considerations discussed above, the REIT requirements impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status--Adverse Effects of REIT Minimum Distribution Requirements."

TAXATION OF THE OPERATING COMPANY; CORPORATE SUBSIDIARIES


    As C corporations under the Code, the Operating Company and its corporate subsidiaries are subject to United States federal income tax on their taxable income at corporate rates. Certain corporate subsidiaries of the Corporation and the Realty Partnership also are subject to federal income tax. For so long as the Corporation retains its REIT status, the Companies might increase the use of taxable subsidiaries in order to make acquisitions of real estate assets that would otherwise be subject to the recently enacted anti-pairing rules. See "Risk Factors--There are tax risks relating to the Corporation's qualification as a REIT and the possible termination of REIT status--Exemption from Anti-Pairing Rules; Recent Legislation Limits Use of Paired Share Structure."


STATE AND LOCAL TAXATION

    The Companies and their stockholders or partners may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business, own property or reside. The state and local tax treatment of such entities or persons may not conform to the federal income tax consequences discussed above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the ownership of paired shares.

FEDERAL INCOME TAXATION OF HOLDERS OF PAIRED SHARES

    SEPARATE TAXATION

    Notwithstanding that paired shares may only be transferred as a unit, holders of paired shares will be treated for United States federal income tax purposes as holding equal numbers of shares of Corporation common stock and of Operating Company common stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the paired shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation common stock and each share of Operating Company common stock contained within each paired share. The tax basis and holding period for each share of Corporation common stock and each share of Operating Company common stock also must be determined separately. Upon a taxable sale of a paired share, the amount realized should be allocated between the Corporation common stock and the Operating Company common stock based on their then-relative values.

    TAXATION OF TAXABLE U.S. STOCKHOLDERS

    As used herein, the term "U.S. Stockholder" means a holder of paired shares that for United States federal income tax purposes (A) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and
(B) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

    As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation common stock are out of current or accumulated earnings and profits, the earnings and profits of the Corporation will be allocated first to the Corporation's outstanding preferred stock (if any) and then allocated to the Corporation's common stock. Subject to the discussion below regarding changes to the capital gain rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her Corporation common stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation common stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Corporation common stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.


    Regardless of whether the Corporation qualifies as a REIT, distributions from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of the Operating Company) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Operating Company common stock, but rather will reduce the adjusted basis of such Operating Company common stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Operating Company common stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Operating Company common stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. For any period in which the Corporation does not qualify as a REIT, distributions from it will be taxed in the same manner as distributions from the Operating Company.



    With respect to periods for which the Corporation qualifies as a REIT, the Corporation may retain and pay income tax on its net long-term capital gains recognized during the taxable year. If the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such portion of the Corporation's net capital gains as the Corporation may designate. Such retained capital gains may be further designated by the Corporation as 20% rate gain, unrecaptured Section 1250 gain, or 28% rate gain, as discussed below. Stockholders must account for their share of such retained capital gains in accordance with such further designation; if no such further designation is made, the retained capital gains are treated as 28% rate gain. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholder's basis in its shares of Corporation Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains.

    Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Common Stock and Operating Company Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, capital gains (other than short-term capital gains) from the disposition of paired shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a stockholder's basis or any deemed capital gain distributions to a Corporation stockholder on account of retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates to the extent of the election. We will notify stockholders after the close of the Companies' taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.


    The Taxpayer Relief Act of 1997 (the "Relief Act") altered the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. However, the Internal Revenue Service Restructuring Reform Act of 1998 eliminated the 18 month holding period requirement, effective for taxable years ending after December 31, 1997, and therefore the 20% long-term capital gains rates will generally apply to capital assets held more than one year. The Relief Act also provided for a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," which include REITs such as the Corporation until it terminates its REIT status. IRS Notice 97-64 sets forth guidance on certain of these issues pending the release of regulations and provides, among other things, that a REIT may designate a capital gains dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution, or a 28% rate gain distribution. Absent any such designation, a capital gains dividend will be treated as a 28% rate gain distribution. In general, the Notice provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28%. Similar rules will apply in the case of designated retained capital gains (see above discussion). We will notify stockholders after the close of the Corporation's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured
Section 1250 gain distributions, and 28% rate gain distributions). We also will notify stockholders of the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain, unrecaptured Section 1250 gain, and 28% rate gain) and the Corporation's taxes with respect to any designated retained capital gains. Final regulations when issued may alter the rules of the temporary regulations. In addition, the IRS has not prescribed regulations regarding the application of the new rates to sales of interests in REITs, and it remains unclear how the new rules will affect such sales (if at all). Finally, the Internal Revenue Service has not yet issued any guidance modifying the rules set forth in the Notice to take into account the recent elimination of the 18 month holding period required to be eligible for the preferential 20% capital gains rate. Investors are urged to consult their own tax advisors with respect to the rules contained in the Relief Act.


    TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF PAIRED SHARES


    Subject to the discussion above regarding the Relief Act, in general, and assuming the taxpayer has the same holding period for the Corporation common stock and the Operating Company common stock that comprise his or her paired share, any gain or loss realized upon a taxable disposition of paired shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the paired shares have been held for more than one year, and otherwise as short-term capital gain or loss. In addition, during any period for which the Corporation qualifies as a REIT, any loss upon a sale or exchange of Corporation common stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of paired shares may be disallowed if other paired shares are purchased within 30 days before or after the disposition.


    INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). Amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of paired shares with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, under Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.

                              PLAN OF DISTRIBUTION

    This prospectus relates to the offer and sale from time to time of up to an aggregate of 111,245,475 paired shares issuable pursuant to the respective forward equity agreements with PaineWebber, Nations and UBS. See "Description of Forward Equity Transactions."

    PaineWebber, Nations or UBS may sell or distribute paired shares from time to time through brokers or dealers or in a distribution by one or more additional underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which our paired shares are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Except as described above, we will not receive any proceeds from sales of paired shares.

    The methods by which paired shares may be sold or distributed under the PaineWebber forward agreement include the following: (i) an underwritten fixed-price offering, (ii) a privately negotiated sale involving at least a block (as defined in Rule 10b-18 under the Exchange Act) of paired shares, (iii) a sale into the existing trading market of paired shares at other than a fixed price, on or through the facilities of a national securities exchange or to or through a market-maker otherwise than on a securities exchange, and (iv) sales to any distribution reinvestment plan now or hereafter established by us, or to any agent selling on behalf of such plan, for sale to plan participants. The methods by which the paired shares may be sold or distributed under the Nations forward agreement include the following: (i) an underwritten fixed-price offering, (ii) a privately negotiated sale to one or more institutional investors, or (iii) a sale into the existing trading market for paired shares at other than a fixed price, on or through the facilities of a national securities exchange or to or through a market-maker otherwise than on a securities exchange. The forward agreement with UBS does not specify the methods by which paired shares may be sold or distributed.

    In effecting sales, brokers or dealers engaged by PaineWebber, Nations or UBS may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. PaineWebber, Nations or UBS may from time to time deliver all or a portion of the paired shares to cover short sales or upon the exercise, settlement or closing of a call or put equivalent position.

    In connection with a sale of paired shares, the following information will, to the extent then required, be provided in the prospectus supplement relating to such sale or in a post-effective amendment to the registration statement of which this prospectus is a part: the number of paired shares to be sold, the purchase price, the public offering price, the method of distribution, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to the particular sale.

    PaineWebber, Nations and UBS and the broker-dealers participating in the distribution of the paired shares are "underwriters" within the meaning of the Securities Act and any profit on the sale of the paired shares by any of them, together with the returns to PaineWebber, Nations and UBS and the placement fees described above, will be regarded as underwriting commissions under the Securities Act. PaineWebber, Nations and UBS are entitled, under their respective purchase agreements, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    We will pay all reasonable expenses in connection with the registration of the paired shares. Except as described in "Description of Forward Equity Transactions," the applicable underwriter will be responsible for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) due to a third party with respect to any disposition, sale or transfer of the paired shares, and legal, accounting and other expenses incurred by it.

    In connection with the sale or distribution of the paired shares, the rules of the Commission permit any underwriter to engage in certain transactions that stabilize, maintain or otherwise affect the price of the paired shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the paired shares.

    If any underwriter creates a short position in the paired shares in connection with the sale or distribution of the paired shares--i.e., if the underwriter sells more paired shares than are covered by this prospectus, such underwriter may reduce that short position by purchasing paired shares in the open market.

    Any managing underwriter(s) may also impose a penalty bid on certain underwriters and selling group members. This means that, if any managing underwriter purchases paired shares in the open market to reduce any underwriter's short position, or to stabilize the price of the paired shares, such managing underwriter may reclaim the amount of the selling concession from any such underwriters and selling group members who sold those paired shares.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that any of the transactions described above may have on the price of the paired shares. In addition, neither we nor any underwriter makes any representation that any underwriter will engage in any such transaction or that any such transaction, once commenced, will not be discontinued without notice.

    In order to comply with the securities laws of certain states, if applicable, the paired shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the securities, have been passed upon for the Corporation and the Operating Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, as corporate and securities counsel.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited the: 1. (a) Combined Financial Statements of Patriot American Hospitality, Inc. ("Patriot") and Wyndham International, Inc. ("Wyndham") as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, (b) the Consolidated Financial Statements of Patriot as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the related financial statement schedules, and (c) the Consolidated Financial Statements of Wyndham as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the six months ended December 31, 1997 included in the Joint Annual Report on Form 10-K/A No. 1 of Patriot American Hospitality, Inc. and Wyndham International, Inc. for fiscal year ended December 31, 1998, as set forth in their report which is incorporated by reference in this prospectus; 2.
(a) Consolidated Financial Statement of WHG Resorts & Casinos, Inc. as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (b) the Financial Statements of Posadas de San Juan Associates as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (c) the Financial Statements of WKA El Con Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and (d) the Financial Statements of El Conquistador Partnership, L.P. as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998) as set forth in their reports which are incorporated by reference in this prospectus; 3. (a) Consolidated Financial Statements of SF Hotel Company, L.P. as of January 2, 1998 and January 3, 1997 and for the years then ended, and (b) Combined Financial Statements of SC Suites Summerfield partnerships as of January 2, 1998 and January 3, 1997 and for the three years in the period ended January 2, 1998, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998, as amended (filed June 17, 1998 and August 6, 1998), as set forth in their reports which are incorporated by reference in this prospectus. Each of the above referenced financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

    The Financial Statements of Sheraton City Centre as of December 31, 1996 and for the year then ended and the Statement of Direct Revenues and Direct Operating Expenses for the Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated January 5, 1998, which is incorporated by reference herein, have been audited by PriceWaterhouseCoopers LLP as set forth in their report thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Wyndham Hotel Corporation as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and (b) the Consolidated Financial Statements of Interstate Hotels Company as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 included in Interstate's 1997 Annual Report on Form 10-K dated March 31, 1998, and the CHC Lease Partners financial statements as of December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference herein, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC International Hospitality Division Financial Statements as of November 30, 1995, 1996 and 1997 included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998), (c) financial statements of Royal Palace Associates as of December 31, 1997 and for the year then ended incorporated by reference herein, by reference to the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc., dated June 2, 1998 which is incorporated by reference herein have been audited by PriceWaterhouseCoopers LLP, independent accountants, as set forth in their report thereon. Each of the above referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings and Malmaison Limited and subsidiary undertakings, incorporated in this Prospectus by reference from the Joint Current Report on Form 8-K/A No. 2 dated June 2, 1998 of Patriot American Hospitality, Inc. and Wyndham International, Inc. have been audited by Arthur Andersen, chartered accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY SUCH OTHER INFORMATION OR REPRESENTATIONS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    1

Incorporation of Certain Documents by Reference...........................    1

Certain Definitions.......................................................    2

Risk Factors..............................................................    3

Description of Forward Equity Transactions................................    8

Use of Proceeds...........................................................   11

Certain Federal Income Tax Considerations.................................   12

Plan of Distribution......................................................   21

Legal Matters.............................................................   22

Experts...................................................................   22

                                PATRIOT AMERICAN
                               HOSPITALITY, INC.

                             111,245,475 SHARES OF
                                  COMMON STOCK

                                    WYNDHAM
                              INTERNATIONAL, INC.

                             111,245,475 SHARES OF
                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                             ---------------------

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Registration fee..................................................  $  94,520
Printing fees and expenses........................................     15,000
Legal fees and expenses...........................................     50,000
Accounting fees and expenses......................................     30,000
Miscellaneous.....................................................     10,000
                                                                    ---------
Total.............................................................  $ 199,520
                                                                    ---------
                                                                    ---------

------------------------

*   Fees and expenses are estimated with the exception of the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Corporation's and the Operating Company's respective certificates of incorporation and bylaws require the Corporation or the Operating Company, as the case may be, to indemnify its officers and directors to the full extent permitted by Delaware law.

    Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (a) breaches of the duty of loyalty, (b) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (c) unlawful payments of dividends, stock purchases or redemptions, or (d) transactions from which a director derives an improper personal benefit. The Corporation's and the Operating Company's respective certificates of incorporation contain provisions limiting the liability of the directors of the Corporation or the Operating Company, as the case may be, and to its stockholders to the full extent permitted by Delaware law.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. The Corporation's and the Operating Company's respective certificates of incorporation and bylaws provide that the Corporation or the Operating Company, as the case may be, may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the Corporation or the Operating Company, as the case may be, against any liability that may be asserted against him or her, and each of the Companies currently maintains such insurance. Each of the Companies currently has $75 million of liability insurance covering its directors and officers for claims asserted against it or incurred by it in such capacity, including claims brought under the Securities Act.

ITEM 16. EXHIBITS.


   4.1(1)    Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and
               California Jockey Club (f/k/a Bay Meadows Realty Enterprises, Inc.), as
               amended (incorporated by reference to Exhibit 4.3 to California Jockey
               Club's and Bay Meadows Operating Company's Registration Statement on
               Form S-2, and to Exhibit 4.2 to California Jockey Club's and Bay Meadows
               Operating Company's Annual Report on Form 10-K for the year ended
               December 31, 1987 (Nos. 001-09319 and 001-09320).
   4.1(2)    Amendment No. 2 to the Pairing Agreement (incorporated by reference to
               Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875
               and 333-39875-01)).
   4.1(3)    Amendment No. 3 to the Pairing Agreement (incorporated by reference on
               Exhibit 4.3 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203
               and 333-44203-01)).
   4.2       Cooperation Agreement, dated December 18, 1997, between Patriot American
               Hospitality, Inc. and Wyndham International, Inc. (incorporated by reference to Exhibit 4.4 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-44203 and 333-44203-01)).
   4.3       Shareholder Rights Agreement, dated as of December 20, 1998, between
               Patriot American Hospitality, Inc. and American Stock Transfer and Trust
               Company, as Right Agent (incorporated by reference to Exhibit 4.1 to
               Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
               Current Report on Form 8-K dated as of December 22, 1998) (Nos.
               001-09319 and 001-09320)
   5.1       Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered (previously filed).
  23.1       Consent of Goodwin, Procter & Hoar LLP (previously filed).
 *23.2       Consent of Ernst & Young LLP, Dallas, Texas.
 *23.3       Consent of Ernst & Young LLP, San Juan, Puerto Rico.
 *23.4       Consent of Ernst & Young LLP, Wichita, Kansas.
 *23.5       Consent of PricewaterhouseCoopers LLP, Pittsburgh, Pennsylvania.
 *23.6       Consent of PricewaterhouseCoopers LLP, Dallas, Texas.
 *23.7       Consent of PricewaterhouseCoopers LLP, Tampa, Florida.
 *23.8       Consent of PricewaterhouseCoopers LLP, Miami, Florida.
 *23.9       Consent of Arthur Andersen, London, United Kingdom.
  24.1       Powers of Attorney (included on signature pages to the Registration
               Statement).
  99.1       Purchase Agreement, dated as of April 6, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc., PaineWebber
               Incorporated and PaineWebber Financial Products, Inc. (incorporated by reference to Exhibit 10.1 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Quarterly Report on Form 10-Q for the
               quarter ended September 30, 1998) (Nos. 001-09319 and 001-09320).
  99.2       Purchase Price Adjustment Mechanism Agreement, dated as of April 6, 1998, by and among Patriot American Hospitality, Inc., Wyndham International,
               Inc., PaineWebber Incorporated and PaineWebber Financial Products, Inc.
               (incorporated by reference to Exhibit 10.3 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly Report
               on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and
               001-09320).

  99.3       Letter Agreement, dated July 30, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 10.2 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended September 30, 1998) (Nos.
               001-09319 and 001-09320).
  99.4       Letter Agreement, dated August 14, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 10.4 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.5       Letter, dated September 15, 1998, from PaineWebber Financial Products,
               Inc. to Patriot American Hospitality, Inc. and Wyndham International,
               Inc. (incorporated by reference to Exhibit 10.4 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly Report
               on Form 10-Q for the quarter ended September 30, 1998) (Nos. 001-09319 and 001-09320).
  99.6       Letter Agreement, dated September 30, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 10.5 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended September 30, 1998) (Nos.
               001-09319 and 001-09320).
  99.7       Letter Agreement, dated October 22, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products Inc. (incorporated by reference to Exhibit 10.6 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the Quarter ended September 30, 1998) (Nos.
               001-09319 and 001-09320).
  99.8       Letter Agreement, dated February 1, 1999, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 99.2 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Current
               Report on Form 8-K dated as of January 29, 1999) (Nos. 001-09319 and
               001-09320).
  99.9       Letter dated February 28, 1999 by and among Patriot American Hospitality,
               Inc., Wyndham International, Inc. and PaineWebber Financial Products,
               Inc. (incorporated by reference to Exhibit 99.1 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Annual Report on
               Form 10-K for the fiscal year ended December 31, 1998) (Nos. 001-09319 and 001-09320).
  99.10      Purchase Agreement, dated as of February 26, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc., and NMS
               Services, Inc. (incorporated by reference to Exhibit 10.5 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.11      Purchase Price Adjustment Mechanism, dated as of February 26, 1998, by and among Patriot American Hospitality, Inc., Wyndham International, Inc.,
               and NMS Services, Inc. (incorporated by reference to Exhibit 10.6 to
               Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
               Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) (Nos.
               001-09319 and 001-09320).

  99.12      Amendment to Agreements, dated as of August 14, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc. and NationsBanc
               Mortgage Capital Corporation (incorporated by reference to Exhibit 10.7 to Patriot American Hospitality, Inc.'s and Wyndham International,
               Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.13      Second Amendment to Agreements, dated November 23, 1998, by and among
               Patriot American Hospitality, Inc., Wyndham International, Inc. and
               NationsBanc Mortgage Capital Corporation (incorporated by reference to
               Exhibit 99.3 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Current Report on Form 8-K dated as of January 29,
               1999) (Nos. 001-09319 and 001-09320).
  99.14      Third Amendment to Agreements, dated December 10, 1998, by and among
               Patriot American Hospitality, Inc., Wyndham International, Inc. and
               NationsBanc Mortgage Capital Corporation (incorporated by reference to
               Exhibit 99.4 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Current Report on Form 8-K dated as of January 29,
               1999) (Nos. 001-09319 and 001-09320).
  99.15      Fourth Amendment to Agreements, dated January 4, 1999, by and among
               Patriot American Hospitality, Inc., Wyndham International, Inc. and
               NationsBanc Mortgage Capital Corporation (incorporated by reference to
               Exhibit 99.5 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Current Report on Form 8-K dated as of January 29,
               1999) (Nos. 001-09319 and 001-09320).
  99.16      Fifth Amendment to Agreements, dated February 1, 1999, by and among
               Patriot American Hospitality, Inc., Wyndham International, Inc., and
               NationsBanc Mortgage Capital Corporation (incorporated by reference to
               Exhibit 99.6 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Current Report on Form 8-K dated as of January 29,
               1999) (Nos. 001-09319 and 001-09320).
  99.17      Letter dated February 28, 1999 by and among Patriot American Hospitality,
               Inc., Wyndham International, Inc. and NationsBanc Mortgage (incorporated by reference to Exhibit 99.1 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998) (Nos. 001-09319 and 001-09320).
  99.18      Purchase Agreement, dated December 31, 1997, by and among Patriot American
               Hospitality, Inc., Patriot American Hospitality Operating Company, UBS
               Limited and Union Bank of Switzerland (incorporated by reference to
               Exhibit 10.8 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.19      Forward Stock Contract, dated as of December 31, 1997, by and among
               Patriot American Hospitality, Inc., Patriot American Hospitality
               Operating Company, and Union Bank of Switzerland (incorporated by reference to Exhibit 10.9 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Quarterly Report on Form 10-Q for the
               quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.20      Letter Agreement, dated as of August 14, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc. and UBS AG,
               London Branch (incorporated by reference to Exhibit 10.10 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).

  99.21      Letter Agreement, dated September 11, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and UBS AG, London Branch
               (incorporated by reference to Exhibit 10.3 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly Report
               on Form 10-Q for the quarter ended September 30, 1998) (Nos. 001-09319 and 001-09320).
  99.22      Letter Agreement, dated December 14, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and UBS AG, London Branch
               (incorporated by reference to Exhibit 99.7 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Current Report on
               Form 8-K dated as of January 29, 1999) (Nos. 001-09319 and 001-09320).
  99.23      Letter Agreement, dated January 29, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and UBS AG, London Branch
               (incorporated by reference to Exhibit 99.8 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Current Report on
               Form 8-K dated as of January 29, 1999) (Nos. 001-09319 and 001-09320).
  99.24      Letter dated February 28, 1999 by and among Patriot American Hospitality,
               Inc., Wyndham International, Inc. and UBS, AG, London Branch
               (incorporated by reference to Exhibit 99.1 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Annual Report on
               Form 10-K for the fiscal year ended December 31, 1998) (Nos. 001-09319 and 001-09320).
 *99.25      Letter dated May 4, 1999 by and among Patriot American Hospitality, Inc.,
               Wyndham International, Inc., PaineWebber Financial Products Inc. and
               PaineWebber Incorporated.
 *99.26      Letter dated May 4, 1999 by and among Patriot American Hospitality, Inc.,
               Wyndham International, Inc., and NationsBanc Mortgage Capital
               Corporation.
 *99.27      Letter dated May 4, 1999 by and among Patriot American Hospitality, Inc.,
               Wyndham International, Inc. and UBS AG, London Branch.


------------------------

*   Filed herewith

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, May 13, 1999.


             PATRIOT AMERICAN HOSPITALITY, INC.                WYNDHAM INTERNATIONAL, INC.

  By:                                                             /s/ JAMES D. CARREKER
                 /s/ JAMES D. CARREKER                   ----------------------------------------
        ----------------------------------------                    James D. Carreker
                   James D. Carreker                         Chairman of the Board and Chief
                Chief Executive Officer                             Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints James D. Carreker and John P. Bohlmann and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


             NAME                           TITLE                    DATE
------------------------------  ------------------------------  ---------------

                                Chief Executive Officer and
    /s/ JAMES D. CARREKER         Director, Patriot American
------------------------------    Hospitality, Inc. (Principal   May 13, 1999
      James D. Carreker           Executive Officer)
              *
------------------------------  Director, Patriot American       May 13, 1999
       Paul A. Nussbaum           Hospitality, Inc.

                                President, Chief Operating
              *                   Officer and Director,
------------------------------    Patriot American               May 13, 1999
     William W. Evans III         Hospitality, Inc.

                                Executive Vice President and
              *                   Treasurer, Patriot American
------------------------------    Hospitality, Inc. (Principal   May 13, 1999
      Lawrence S. Jones           Accounting Officer)

              *
------------------------------  Director, Patriot American       May 13, 1999
       John H. Daniels            Hospitality, Inc.

              *
------------------------------  Director, Patriot American       May 13, 1999
      John C. Deterding           Hospitality, Inc.

             NAME                           TITLE                    DATE
------------------------------  ------------------------------  ---------------

              *
------------------------------  Director, Patriot American       May 13, 1999
      Gregory R. Dillon           Hospitality, Inc.

              *
------------------------------  Director, Patriot American       May 13, 1999
       Arch K. Jacobson           Hospitality, Inc.

              *
------------------------------  Director, Patriot American       May 13, 1999
        Philip J. Ward            Hospitality, Inc.

              *
------------------------------  Director, Patriot American       May 13, 1999
         Milton Fine              Hospitality, Inc.

  By:  /s/ JAMES D. CARREKER
------------------------------
         Attorney-in-fact

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints James D. Carreker and John P. Bohlmann and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


             NAME                           TITLE                    DATE
------------------------------  ------------------------------  ---------------

                                Chairman of the Board of
                                  Directors and Chief
    /s/ JAMES D. CARREKER         Executive Officer, Wyndham
------------------------------    International, Inc.            May 13, 1999
      James D. Carreker           (Principal Executive
                                  Officer)

              *
------------------------------  Director, Wyndham                May 13, 1999
       Paul A. Nussbaum           International, Inc.

              *                 President, Chief Operating
------------------------------    Officer and Director,          May 13, 1999
        Karim Alibhai             Wyndham International, Inc.

                                Executive Vice President and
                                  Treasurer, Wyndham
              *                   International, Inc.
------------------------------    (Principal Financial Officer   May 13, 1999
      Lawrence S. Jones           and Principal Accounting
                                  Officer)

              *
------------------------------  Director, Wyndham                May 13, 1999
       Arch K. Jacobson           International, Inc.

              *
------------------------------  Director, Wyndham                May 13, 1999
        Leonard Boxer             International, Inc.

              *
------------------------------  Director, Wyndham                May 13, 1999
  Burton C. Einspruch, M.D.       International, Inc.

              *
------------------------------  Director, Wyndham                May 13, 1999
       Sherwood Weiser            International, Inc.

             NAME                           TITLE                    DATE
------------------------------  ------------------------------  ---------------

              *
------------------------------  Director, Wyndham                May 13, 1999
       James C. Leslie            International, Inc.

              *
------------------------------  Director, Wyndham                May 13, 1999
     Susan T. Groenteman          International, Inc.

              *
------------------------------  Director, Wyndham                May 13, 1999
        Rolf E. Ruhfus            International, Inc.

  By:  /s/ JAMES D. CARREKER
------------------------------
         Attorney-in-fact

                                 EXHIBIT INDEX


   4.1(1)    Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and
               California Jockey Club (f/k/a Bay Meadows Realty Enterprises, Inc.), as
               amended (incorporated by reference to Exhibit 4.3 to California Jockey
               Club's and Bay Meadows Operating Company's Registration Statement on
               Form S-2, and to Exhibit 4.2 to California Jockey Club's and Bay Meadows
               Operating Company's Annual Report on Form 10-K for the year ended
               December 31, 1987 (Nos. 001-09319 and 001-09320).
   4.1(2)    Amendment No. 2 to the Pairing Agreement (incorporated by reference to
               Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-39875
               and 333-39875-01)).
   4.1(3)    Amendment No. 3 to the Pairing Agreement (incorporated by reference on
               Exhibit 4.3 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Registration Statement on Form S-4 (Nos. 333-44203
               and 333-44203-01)).
   4.2       Cooperation Agreement, dated December 18, 1997, between Patriot American
               Hospitality, Inc. and Wyndham International, Inc. (incorporated by reference to Exhibit 4.4 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Registration Statement on Form S-4 (Nos.
               333-44203 and 333-44203-01)).
   4.3       Shareholder Rights Agreement, dated as of December 20, 1998, between
               Patriot American Hospitality, Inc. and American Stock Transfer and Trust
               Company, as Right Agent (incorporated by reference to Exhibit 4.1 to
               Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
               Current Report on Form 8-K dated as of December 22, 1998) (Nos.
               001-09319 and 001-09320)
   5.1       Opinion of Goodwin, Procter & Hoar LLP as to legality of securities being offered (previously filed).
  23.1       Consent of Goodwin, Procter & Hoar LLP (previously filed).
 *23.2       Consent of Ernst & Young LLP, Dallas, Texas.
 *23.3       Consent of Ernst & Young LLP, San Juan, Puerto Rico.
 *23.4       Consent of Ernst & Young LLP, Wichita, Kansas.
 *23.5       Consent of PricewaterhouseCoopers LLP, Pittsburgh, Pennsylvania.
 *23.6       Consent of PricewaterhouseCoopers LLP, Dallas, Texas.
 *23.7       Consent of PricewaterhouseCoopers LLP, Tampa, Florida.
 *23.8       Consent of PricewaterhouseCoopers LLP, Miami, Florida.
 *23.9       Consent of Arthur Andersen, London, United Kingdom.
  24.1       Powers of Attorney (included on signature pages to the Registration
               Statement).
  99.1       Purchase Agreement, dated as of April 6, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc., PaineWebber
               Incorporated and PaineWebber Financial Products, Inc. (incorporated by reference to Exhibit 10.1 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Quarterly Report on Form 10-Q for the
               quarter ended September 30, 1998) (Nos. 001-09319 and 001-09320).
  99.2       Purchase Price Adjustment Mechanism Agreement, dated as of April 6, 1998, by and among Patriot American Hospitality, Inc., Wyndham International,
               Inc., PaineWebber Incorporated and PaineWebber Financial Products, Inc.
               (incorporated by reference to Exhibit 10.3 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly Report
               on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and
               001-09320).
  99.3       Letter Agreement, dated July 30, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 10.2 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended September 30, 1998) (Nos.
               001-09319 and 001-09320).
  99.4       Letter Agreement, dated August 14, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 10.4 to Patriot
               American Hospitality, Inc.'s and Wyndham

               International, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.5       Letter, dated September 15, 1998, from PaineWebber Financial Products,
               Inc. to Patriot American Hospitality, Inc. and Wyndham International,
               Inc. (incorporated by reference to Exhibit 10.4 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly Report
               on Form 10-Q for the quarter ended September 30, 1998) (Nos. 001-09319 and 001-09320).
  99.6       Letter Agreement, dated September 30, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 10.5 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended September 30, 1998) (Nos.
               001-09319 and 001-09320).
  99.7       Letter Agreement, dated October 22, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products Inc. (incorporated by reference to Exhibit 10.6 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the Quarter ended September 30, 1998) (Nos.
               001-09319 and 001-09320).
  99.8       Letter Agreement, dated February 1, 1999, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and PaineWebber Financial
               Products, Inc. (incorporated by reference to Exhibit 99.2 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Current
               Report on Form 8-K dated as of January 29, 1999) (Nos. 001-09319 and
               001-09320).
  99.9       Letter dated February 28, 1999 by and among Patriot American Hospitality,
               Inc., Wyndham International, Inc. and PaineWebber Financial Products,
               Inc. (incorporated by reference to Exhibit 99.1 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Annual Report on
               Form 10-K for the fiscal year ended December 31, 1998) (Nos. 001-09319 and 001-09320).
  99.10      Purchase Agreement, dated as of February 26, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc., and NMS
               Services, Inc. (incorporated by reference to Exhibit 10.5 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.11      Purchase Price Adjustment Mechanism, dated as of February 26, 1998, by and among Patriot American Hospitality, Inc., Wyndham International, Inc.,
               and NMS Services, Inc. (incorporated by reference to Exhibit 10.6 to
               Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
               Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) (Nos.
               001-09319 and 001-09320).
  99.12      Amendment to Agreements, dated as of August 14, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc. and NationsBanc
               Mortgage Capital Corporation (incorporated by reference to Exhibit 10.7 to Patriot American Hospitality, Inc.'s and Wyndham International,
               Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30,
               1998) (Nos. 001-09319 and 001-09320).
  99.13      Second Amendment to Agreements, dated November 23, 1998, by and among
               Patriot American Hospitality, Inc., Wyndham International, Inc. and
               NationsBanc Mortgage Capital Corporation (incorporated by reference to
               Exhibit 99.3 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Current Report on Form 8-K dated as of January 29,
               1999) (Nos. 001-09319 and 001-09320).
  99.14      Third Amendment to Agreements, dated December 10, 1998, by and among
               Patriot American Hospitality, Inc., Wyndham International, Inc. and
               NationsBanc Mortgage Capital Corporation (incorporated by reference to
               Exhibit 99.4 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Current Report on Form 8-K dated as of January 29,
               1999) (Nos. 001-09319 and 001-09320).
  99.15      Fourth Amendment to Agreements, dated January 4, 1999, by and among
               Patriot American Hospitality, Inc., Wyndham International, Inc. and
               NationsBanc Mortgage Capital Corporation (incorporated by reference to
               Exhibit 99.5 to Patriot American Hospitality,

               Inc.'s and Wyndham International, Inc.'s Current Report on Form 8-K
               dated as of January 29, 1999) (Nos. 001-09319 and 001-09320).
  99.16      Fifth Amendment to Agreements, dated February 1, 1999, by and among
               Patriot American Hospitality, Inc., Wyndham International, Inc., and
               NationsBanc Mortgage Capital Corporation (incorporated by reference to
               Exhibit 99.6 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Current Report on Form 8-K dated as of January 29,
               1999) (Nos. 001-09319 and 001-09320).
  99.17      Letter dated February 28, 1999 by and among Patriot American Hospitality,
               Inc., Wyndham International, Inc. and NationsBanc Mortgage (incorporated by reference to Exhibit 99.1 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998) (Nos. 001-09319 and 001-09320).
  99.18      Purchase Agreement, dated December 31, 1997, by and among Patriot American
               Hospitality, Inc., Patriot American Hospitality Operating Company, UBS
               Limited and Union Bank of Switzerland (incorporated by reference to
               Exhibit 10.8 to Patriot American Hospitality, Inc.'s and Wyndham
               International, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.19      Forward Stock Contract, dated as of December 31, 1997, by and among
               Patriot American Hospitality, Inc., Patriot American Hospitality
               Operating Company, and Union Bank of Switzerland (incorporated by reference to Exhibit 10.9 to Patriot American Hospitality, Inc.'s and
               Wyndham International, Inc.'s Quarterly Report on Form 10-Q for the
               quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.20      Letter Agreement, dated as of August 14, 1998, by and among Patriot
               American Hospitality, Inc., Wyndham International, Inc. and UBS AG,
               London Branch (incorporated by reference to Exhibit 10.10 to Patriot
               American Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1998) (Nos. 001-09319 and 001-09320).
  99.21      Letter Agreement, dated September 11, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and UBS AG, London Branch
               (incorporated by reference to Exhibit 10.3 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Quarterly Report
               on Form 10-Q for the quarter ended September 30, 1998) (Nos. 001-09319 and 001-09320).
  99.22      Letter Agreement, dated December 14, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and UBS AG, London Branch
               (incorporated by reference to Exhibit 99.7 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Current Report on
               Form 8-K dated as of January 29, 1999) (Nos. 001-09319 and 001-09320).
  99.23      Letter Agreement, dated January 29, 1998, by and among Patriot American
               Hospitality, Inc., Wyndham International, Inc. and UBS AG, London Branch
               (incorporated by reference to Exhibit 99.8 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Current Report on
               Form 8-K dated as of January 29, 1999) (Nos. 001-09319 and 001-09320).
  99.24      Letter dated February 28, 1999 by and among Patriot American Hospitality,
               Inc., Wyndham International, Inc. and UBS, AG, London Branch
               (incorporated by reference to Exhibit 99.1 to Patriot American
               Hospitality, Inc.'s and Wyndham International, Inc.'s Annual Report on
               Form 10-K for the fiscal year ended December 31, 1998) (Nos. 001-09319 and 001-09320).
 *99.25      Letter dated May 4, 1999 by and among Patriot American Hospitality, Inc.,
               Wyndham International, Inc., PaineWebber Financial Products Inc. and
               PaineWebber Incorporated.
 *99.26      Letter dated May 4, 1999 by and among Patriot American Hospitality, Inc.,
               Wyndham International, Inc. and NationsBanc Mortgage Capital
               Corporation.
 *99.27      Letter dated May 4, 1999 by and among Patriot American Hospitality, Inc.,
               Wyndham International, Inc. and UBS AG, London Branch.


------------------------

*   Filed herewith